EPRI SOLUTIONS

Firm Fixed Price Billable Services Agreement Terms and Conditions

This EPRIsolutions Billable Services Agreement is entered into as of the Effective Date between **EPRIsolutions, Inc.** ("EPRIsolutions"), a wholly owned subsidiary of the Electric Power Research Institute, Inc. ("EPRI"), and **Composite Technology Corporation (CTC)**, ("Customer"). EPRIsolutions and Customer agree as follows:

1. **Services.** Pursuant to the terms and conditions set forth below, EPRIsolutions will provide the deliverables and/or consulting services ("Services") described in the Statement of Work ("SOW") set forth in the Addendum to this Billable Services Agreement ("BSA").

2. **Charges and Payment.** Customer agrees to pay EPRIsolutions' Fixed Price for the Services as provided in the Addendum to this BSA, incorporated herein by reference, in U.S. dollars. Customer agrees to pay EPRIsolutions' invoices within thirty days after the invoice date in U.S. dollars by check or wire transfer (ABA Routing #121000358, Acct #14930-04704, Bank of America, San Francisco, CA).

3. **Change Requests and Cooperation.** Customer must request in writing any changes to Services being performed by EPRIsolutions. EPRIsolutions shall not be obligated to perform changes unless and until duly authorized representatives of the parties agree in writing to the change. EPRIsolutions shall not be liable for any breach under the Agreement that is due to Customer's acts or omissions. Additional Services may be ordered pursuant to subsequent fully executed BSA amendments to this BSA or a new BSA.

4. **Infringement Indemnity and Warranty.**

A. The providing party ("Provider") will defend and indemnify the receiving party ("Recipient") against copyright infringement claims based on material ("Material") furnished by the Provider to the Recipient provided: (i) Provider receives prompt notice of the claim, (ii) Recipient provides, at Provider's expense, all reasonable assistance to defend against the claim, and (iii) Provider has the right to control the defense or settlement of the claim. Provider shall have no liability for copyright infringement claims if such claim would have been avoided by the use of non-infringing Material, which was provided to Recipient. Provider may at its option and expense, modify the Material to be non-infringing or obtain a license to allow Recipient to continue using the Material. If, it is not commercially feasible to perform either of these options, then Provider may require that Recipient return the infringing Material and all rights thereto. Upon return of the infringing Material to Provider, Recipient may terminate the BSA with ten days' written notice and: (i) if EPRIsolutions is the Provider, Customer shall be entitled to a refund of the fees paid for the infringing Material; or (ii) if Customer is the Provider, EPRIsolutions shall be entitled to payment of all fees that have accrued prior to the effective date of termination or are otherwise owed by Customer under the BSA. This Section 4.A states the parties' entire liability and exclusive remedy for infringement claims.

B. EPRIsolutions warrants that the Services will be performed consistent with generally accepted industry practices. The warranty herein is exclusive and in lieu of all other warranties, whether express or implied, including the implied warranties of merchantability and fitness for a particular purpose. Customer's exclusive remedy, and EPRIsolutions' entire liability, for breach of this warranty shall be the re-performance of the Services within one (1) year of the end date of this Agreement or refund of the fees paid to EPRIsolutions for the deficient Services if such funds are requested within thirty days of the end date of this Agreement.

5. **Term and Termination.** This Agreement will commence on the Effective Date and remain in effect until the Services are completed or the Agreement is terminated earlier. Either party may terminate this Agreement at any time without cause by providing the other party with written notice. Termination shall not relieve Customer of any payment obligation accrued prior to such termination. Sections 2, 4, and 6 shall survive termination of this Agreement.

6. **Intellectual Property.** Customer acknowledges that EPRIsolutions will be providing Services using software and hardware products, copyrights, inventions, trade secrets and other intellectual property rights in certain concepts, ideas, training materials, industry practices and techniques, owned or licensed by EPRIsolutions ("Intellectual Property"). EPRIsolutions shall retain all right, title and interest in Intellectual Property. Customer acknowledges that Intellectual Property may be enhanced in the performance of the Services, that Customer is granted no rights in Intellectual Property hereunder and that the Agreement in no way alters or diminishes EPRIsolutions' rights in Intellectual Property or EPRIsolutions' ability either to perform similar services for third parties or to conduct research activities. Nothing in this Agreement shall be deemed to transfer to EPRIsolutions any right, title or interest in Customer's existing intellectual property.

7. **Non-Disclosure.** The parties may provide to one another information that is confidential ("Confidential Information"). Confidential Information shall be limited to information clearly identified as confidential. Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the receiving party; (ii) was in the receiving party's lawful possession prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; (iv) is independently developed by the receiving party; or (v) is disclosed by operation of law. The parties agree to hold each other's Confidential Information in confidence while the Services are being performed and for a period of three years thereafter.

8. **Right to Subcontract and Relationship.** EPRIsolutions may subcontract all or part of the Services. EPRIsolutions is an independent contractor. Nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties. Each party will be solely responsible for payment of its employees' wages and related taxes, and shall maintain sufficient general liability and worker's compensation insurance.

9. Limitation of Liability. In no event shall either party be liable for any indirect, incidental, special, or consequential damages, or damages for loss of profits, revenue, data, or use, incurred by either party or any third party, whether in an action in contract or tort, even if the other party or any other person has been advised of the possibility of such damages. EPRIsolutions' liability for damages hereunder shall in no event exceed the amount of fees paid by Customer hereunder. These provisions allocate the risks between EPRIsolutions and Customer, and EPRIsolutions' pricing reflects this allocation of risk and the limitation of liability specified herein. All the provisions of this section and of all other sections of this Agreement providing for limitation of or protection against liability of EPRIsolutions shall also protect its directors, officers, employees, agents, consultants, suppliers of any tier, subcontractors, and affiliated entities of EPRIsolutions and their directors', officers, employees, agents, consultants, suppliers, subcontractors, parents, subsidiaries and affiliates, and shall apply regardless of the fault, negligence or strict liability of EPRIsolutions, its directors, officers, employees, agents, consultants, suppliers, subcontractors, or affiliates.

10. Compliance. Each party agrees to comply with all relevant export laws and regulations of the United States and the country or territory in which the Services are provided ("Export Laws") to assure that neither any deliverable nor any direct product thereof is: (i) exported, directly or indirectly, in violation of the Export Laws, or (ii) intended to be used for any purposes prohibited by the Export Laws, including without limitation nuclear, chemical, or biological weapons proliferation.

11. Governing Law, Arbitration and Jurisdiction. The laws of the State of California, USA, shall govern all matters arising out of or relating to this Agreement. Any dispute hereunder which can not be resolved through amicable means, shall be fully and finally resolved through binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (or if the Customer's address indicated on the cover page is a non-U.S. territory, then the Rules of the International Chamber of Commerce), by one or more arbitrators chosen under said Rules. Venue for any arbitration shall be in San Francisco, CA, USA. The parties consent to the jurisdiction of the state and federal courts located in San Francisco and Santa Clara counties, State of California, for matters related to the arbitration. Any arbitration award shall be payable in U.S. Dollars and enforceable in any court of competent jurisdiction.

12. Notices. All notices hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the addresses shown on the front of this Agreement. To expedite processing, Customer agrees that EPRIsolutions may treat documents faxed by Customer to EPRIsolutions as original documents.

13. Force Majeure. EPRIsolutions shall not be liable for any fault or delay caused by any contingency beyond EPRIsolutions' reasonable control, including, but not limited to, wars, strikes, walkouts, fires, natural calamities, or demands or requirements by any Government, its agencies or officers. EPRIsolutions shall endeavor to prepare cost estimates and project time schedules as accurately as possible based on current quotations and experience. It is understood, however, that such estimates and schedules are furnished as a guide only and do not constitute guarantees.

14. Severability, Entire Agreement and Waiver. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force. The waiver by either party of any breach of this Agreement shall not constitute a waiver of any other breach. This Agreement constitutes the complete agreement between the parties and supersedes all previous and contemporaneous agreements, written or oral, concerning the subject matter hereof. This Agreement BSA may only be modified in writing signed by a duly authorized representative of each party. It is expressly agreed that the terms and conditions of this BSA Agreement supersede any prior terms and conditions relating to the subject matter of this Agreement and supersede the terms and conditions of Customer's purchase order and other forms, the pre-printed terms of which shall have no force or effect if they are in conflict with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Billable Services Agreement to be executed by their duly authorized representatives.

COMPOSITE TECHNOLOGY CORPORATION (CTC) [CUSTOMER]	EPRISOLUTIONS, INC.
By:	By:
Print Name:	Print Name: Diane M. Babcock
Title:	Title: Contracts Manager
Date: 12/20/2002	Date:

ADDENDUM TO FIRM FIXED PRICE BILLABLE SERVICES AGREEMENT

Between

COMPOSITE TECHNOLOGY CORPORATION (CTC)

and

EPRISOLUTIONS, INC.

"Electrical, Mechanical, and Environmental Testing and Performance Evaluation of Composite Technology Corporation's (CTC) Novel Conductor Design"

Agreement No. BSA 220265-129

This Addendum to the Firm Fixed Price Billable Services Agreement between EPRIsolutions and Customer, hereby incorporates by reference those terms and conditions of the BSA between the parties.

1. Statement of Work and Project Deliverables

The Statement of Work is attached hereto as Exhibit 1 and is incorporated into and made an integral part of this agreement.

2. Term

The term of this agreement shall commence on February 1, 2003 and shall end on January 1, 2008.

3. Project Management

EPRIsolutions' Project Manager is Mark Ostendorp, who may be reached at 817 234 8213.

CUSTOMER'S Project Manager is C. William Arrington, who may be reached at 949-756-1091.

4. Cost, Invoicing and Payments

4.1 The Firm Fixed Price for the Services is $519,500.

4.2 EPRIsolutions should direct invoices to:

Composite Technology Corporation (CTC)

Attn: [illegible]

Title: [illegible]

Address: [illegible]

[illegible]

4.3 CUSTOMER shall pay EPRIsolutions' invoice within thirty days after the invoice date in U.S. dollars by check or wire transfer (ABA Routing #121000358, Acct. #14930-04704, Bank of America, San Francisco, CA.).

Mail payments to:

EPRISOLUTIONS, INC.
File # 30197
P. O. Box 60000
San Francisco, CA 94160

4.4 Company agrees to make payments of all invoices under this agreement in full and in U.S. dollars within thirty (30) days after the date of invoice. Late payments shall be subject to a monthly charge of 1.0%, not to exceed the maximum legal rate.

4.5 Payment Schedule:

CUSTOMER will pay on completion by EPRIsolutions of specified milestones, as set forth below:

- 30% due and payable upon receipt of conductor materials
- 12.5% due and payable upon completion of Priority 1 Tasks
- 12.5% due and payable upon completion of Priority 2 Tasks
- 12.5% due and payable upon completion of Priority 3 Tasks
- 12.5% due and payable upon completion of Priority 4 Tasks
- 12.5% due and payable upon completion of Priority 5 Tasks
- 7.5% due and payable upon receipt of final test report (excluding 5 yrs aging results)

5. Notices

All notices or communications required or permitted under this agreement shall be in writing and personally delivered or sent by registered or certified mail or by telecopy or facsimile transmission to the address of each party as set forth below, or to such other address as either party may substitute by written notice to the other in the manner expressly provided for herein.

Composite Technology Corporation (CTC)	EPRIsolutions, Inc.
Attn: C. William Arrington	Attn: Contracts Manager
18881 von Karman Avenue, Suite 1630 Irvine, CA 92612-1500	3412 Hillview Avenue Palo Alto, CA 94304
FAX:	FAX: 650/855-8558

6. Final Release

Upon completion of the services or termination of this agreement, CUSTOMER and EPRIsolutions agree to duly sign a mutually acceptable release of contract claims and obligations.

01/05/2004 13:34 FAX → PEPE ERICSON 003

12-21-03 12:39PM FROM KROO J # 981 P01

12/12/2003 15:44 FAX 002

12/12/2003

AMENDMENT NO. 1

TO BILLABLE SERVICES AGREEMENT

between

COMPOSITE TECHNOLOGY CORPORATION (CTC)

and

EPRISOLUTIONS, INC.

BSA 220265-129

"Electrical, Mechanical, and Environmental Testing and Performance Evaluation of Composite Technology Corporation's (CTC) Novel Conductor Design"

The parties hereby mutually agree to amend the Agreement as follows:

1. Paragraph 1 of the Addendum to Billable Services Agreement, Statement of Work and Project Deliverables, is revised to add the Work set forth in Exhibit 1, incorporated herein by reference.
2. In subparagraph 4.1 of the Addendum to Billable Services Agreement, the total cost/price is increased by $92,000 from $519,500 to $611,500.

All other terms and conditions of the Agreement remain unchanged and in full force and effect.

COMPOSITE TECHNOLOGY CORPORATION (CTC)	**EPRISOLUTIONS, INC.**
By: C. Wm. Arrington	By: [signature]
Print Name: C. Wm. ARRINGTON	Print Name: Diane M. Babcock
Title: President & CEO	Title: Contracts Manager
Date: December 17, 2003	Date:

AMENDMENT NO. 2

TO BILLABLE SERVICES AGREEMENT

between

COMPOSITE TECHNOLOGY CORPORATION (CTC)

and

EPRISOLUTIONS, INC.

BSA 220265-129

"Installation Methodology at Haslet"

The parties hereby mutually agree to amend the Agreement as follows:

1. Paragraph 1 of the Addendum to Billable Services Agreement, Statement of Work and Project Deliverables, is revised to add the Work set forth in Exhibit 1, incorporated herein by reference.
2. In subparagraph 4.1 of the Addendum to Billable Services Agreement, the total cost/price is increased by $146,000 from $611,500 to $757,500.

All other terms and conditions of the Agreement remain unchanged and in full force and effect.

COMPOSITE TECHNOLOGY CORPORATION (CTC)	EPRISOLUTIONS, INC.
By: ______________________	By: ______________________
Print Name: ______________________	Print Name: Philip J. Curtis,
Title: ______________________	Title: President & Chief Executive Officer
Date: ______________________	Date: ______________________

EXHIBIT 1 TO

Amendment No. 2
to
BSA 220265-129

BILLABLE SERVICES AGREEMENT

"Installation Methodology at Haslet"

1. STATEMENT OF WORK

1.1 Scope of Work

The CTC ACCC stringing effort to be undertaken at Haslet has two basic phases. First, CTC wants to work with a stringing contractor to develop work procedures to install the conductor. This would be accomplished on the Haslet test line. Two, one-mile sections of conductor would be installed on the 230 kV test line by Great Southwest Contractors. The second phase includes monitoring the span for two years to collect performance data on the conductor behavior and performance. Performing these monitoring tasks on the Haslet line provides optimum access to the wire for inspection, modification of accessories and an ongoing conditional assessment opportunity not available on a line energized by a different partner. The monitoring tasks will be defined at a later date.

A. Installation Training and Learning:

CTC will have access to the 2-mile test line to perform the stringing operation. The contractor will perform tasks similar to stringing, sagging and clipping in the conductor. Esel will

- Provide access to test line
- Provide a staging area
- Provide 4 deadend poles.

During the period that the wire is in the air, new accessories such as deadends, splices and suspension clamps developed by vendors to compliment the conductor may be installed and then monitored. These will be addressed as scope amendments as accessories are identified for evaluation. The installation is scheduled to be available for a period of two years.

B. Decommissioning

At the conclusion of the field trials, the CTC wire will be removed from the test line and rolled onto reels. The budget provides a reserve fund for this removal. Depending on performance, additional diagnostic evaluation of the removed conductor may be required and will be addressed as scope and contract amendments at such time.

1.2 Schedule

- Installation and stringing technology development will take place in August 2004.
- Future access to the line for monitoring and accessory evaluation will go on for a period of two years.

1.4 Pricing

• Installation and stringing technologies and decommissioning	$ 86,000
• Test line occupancy for two years	$ 60,000
• Total – Amendment No. 2	$146,000

Milestone Payments

• Upon delivery of the conductor or stringing task		$30,000	
• October 2004		$36,000	
• December 2004		$35,000	
	Subtotal		$101,000

These three payments cover the initial stringing efforts and initial test line period

- Test Line Occupancy payment schedule:

March 2005		$15,000	
August 2005		$15,000	
January 2006		$15,000	
	Subtotal		$ 45,000
	Total Amend. #2		$146,000